Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Finishing Touches Home Goods, Inc.

 (a development stage company):

We hereby consent to the use in the Amendment No 2. to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated February 25, 2011, relating to the consolidated balance sheet of Finishing Touches Home Goods, Inc. (a development stage company) (the “Company”) as of October 31, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from December 8, 2009 (inception) through October 31, 2010, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

May 17, 2011